Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Workhorse Group Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Workhorse Group Inc. on Forms S-3/A (File No. 333-213100 and File No. 333-226923), on Forms S-3 (File No. 333-233199, File No. 333-230553 and File No. 333-229024), and on Forms S-8 (File No. 333-193425 and File No. 333-196631).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
March 13, 2020